EXHIBIT 10.28A


May  5,  2001

                                VIA HAND DELIVERY

Dennis  McKinnie

Dear  Dennis:

This letter shall constitute an amendment to the Separation Agreement and General Release (the "Agreement"). Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Agreement.

Section 1 of the Agreement is hereby amended to provide that the Termination Date shall be the date of the 2001 Annual Meeting of Shareholders of Level 8 Systems, Inc. Section 2a. of the Agreement is hereby amended to provide for the payment of Employee's severance in one lump sum to be paid on May 7, 2001 (the "Payment Date"). Section 2g. of the Agreement is hereby amended to provide that Employee shall also receive payment for Employee's earned vacation per the Agreement on the Payment Date. Employee's regular salary shall continue through the Termination Date. All other terms of the Agreement shall be unchanged.

                         Sincerely,



                         Paul  Rampel
                         President


Agreed:

_______________________
Dennis  McKinnie
Employee